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                                                                     EXHIBIT 5.1



                            STEEL HECTOR & DAVIS LLP


                                                      November 2, 1999


Ryder Vehicle Lease Trust 1999-A
Ryder Truck Rental I LP
and Ryder Funding LP
c/o Ryder Truck Rental, Inc.
3600 NW 82nd Avenue
Miami, Florida 33166

                      Re: Ryder Vehicle Lease Trust 1999-A
                          --------------------------------

Ladies and Gentlemen:

         We have acted as special counsel for Ryder Vehicle Lease Trust 1999-A, a Delaware business trust (the "Issuer"), Ryder Truck Rental I LP, a Delaware limited partnership ("RTR I LP"), and Ryder Funding LP, a Delaware limited partnership (the "Transferor"), in connection with the proposed offering after the date hereof by the Issuer of (a) $28,000,000 aggregate principal amount of Class A-1 Asset Backed Senior Notes, $63,000,000 aggregate principal amount of Class A-2 Asset Backed Senior Notes, $54,000,000 aggregate principal amount of Class A-3 Asset Backed Senior Notes, $53,000,000 aggregate principal amount of Class A-4 Asset Backed Senior Notes and $84,900,000 aggregate principal amount of Class A-5 Asset Backed Senior Notes (collectively, the "Senior Notes"), in each case to be issued pursuant to an indenture, dated as of October 1, 1999 (the "Indenture"), between U.S. Bank National Association, as indenture trustee (in such capacity, the "Indenture Trustee") and the Issuer, and (b) $10,858,575 aggregate principal amount of Asset Backed Certificates (the "Certificates"), to be issued by the Issuer pursuant to an amended and restated trust agreement, dated as of October 1, 1999 (the "Issuer Trust Agreement") between the Transferor and Chase Manhattan Bank Delaware, as owner trustee (in such capacity, the "Owner Trustee"), except that a certificate with a principal balance approximately equal to 1% of such aggregate principal amount is to be issued to the Transferor and not so offered (the "Transferor Certificate") (the Senior Notes and the Certificates other than the Transferor Certificate, together, the "Offered Securities"). Concurrently with the issuance of the Offered Securities, the Issuer will also issue $13,023,237.85 aggregate principal amount of Subordinated Notes (the "Subordinated Notes") pursuant to the Issuer Trust Agreement.

         The Senior Notes, Certificates and Subordinated Notes (collectively the "Securities") are to be secured by two special units of beneficial interest in certain specified assets (each a "Series 1999-A SUBI" and, collectively, the "SUBI") to be



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created pursuant to a second amended and restated trust agreement, dated as of
February 1, 1998 (the "Origination Trust Agreement"), among RTR I LP and Ryder Truck Rental II LP ("RTR II LP"), as grantors (the "UTI Beneficiaries"), Ryder Truck Rental, Inc., as administrative agent, RTRT, Inc., as trustee, Delaware Trust Capital Management, Inc., as Delaware trustee, and U.S. Bank National Association, as trust agent, as supplemented by a 1999-A supplement to the Origination Trust Agreement, dated as of October 1, 1999 (the "1999-A SUBI Supplement", and, together with the Origination Trust Agreement, the "SUBI Trust Agreement").

         Pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Transferor, Ryder Truck Rental, Inc. ("Ryder") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters (collectively, the "Underwriters") named in the Underwriting Agreement, the Senior Notes are to be acquired and offered by the Underwriters, as described in the Registration Statement on Form S-1 (File No. 333-81455), filed with the Securities and Exchange Commission ("SEC") on June 24, 1999, as amended by Amendment No. 1, filed with the SEC on September 17, 1999, Amendment No. 2, filed with the SEC on October 19, 1999, and Amendment No. 3, filed with the SEC on November 2, 1999 (the "Registration Statement"). As set forth in the Registration Statement, the Senior Notes and the SUBI will be issued under and pursuant to the conditions of the Indenture, the SUBI Trust Agreement and the Issuer Trust Agreement, as the case may be. The Certificates (except the Transferor Certificate) are to be acquired by the Underwriters, as initial purchasers, pursuant to a purchase agreement (the "Purchase Agreement"), to be entered into among the Transferor, Ryder and the Underwriters. The Subordinated Notes and the Transferor Certificate will be retained by the Transferor.

         A. BASIS OF OPINIONS
            -----------------

         In connection with this opinion letter (the "Opinion"), we have reviewed the (a) Basic Documents (as defined in the SUBI Trust Agreement), (b) the Registration Statement, (c) the Underwriting Agreement; (d) the Purchase Agreement and (e) such other documents as we have deemed appropriate and necessary to form the basis of this Opinion (collectively the "Reviewed Documents"). In this Opinion, capitalized terms defined in the Basic Documents are used with such meanings unless otherwise defined herein, the term "addressee" shall mean any person permitted to rely on this Opinion or any reliance letter we may issue that refers expressly to the terms hereof, the phrase "to our knowledge" shall mean the actual knowledge and conscious attention of the attorneys of this firm who are materially involved in this matter, without any independent investigation, and the "Transactions" shall mean the transactions effected pursuant to the Reviewed Documents.

         We have relied in this Opinion as to matters of fact, without investigation, upon representations or certifications of officers of the Transferor, RTR I LP, Ryder, public officials and others and the representations and warranties contained in the Reviewed Documents. We have assumed in this Opinion that each instrument, when issued, and each agreement when executed and delivered, will conform to the form thereof presented to us. In addition, we have assumed the accuracy and completeness of all documents and




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records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies or exhibits. However, with respect to the assumptions we have made and as to our reliance upon such matters of fact and information, to our knowledge, there is no information that conflicts with such assumptions or that would make such reliance unwarranted.

         In our examination we also have assumed, without any independent investigation: (a) that all parties to the Reviewed Documents (other than the Issuer, RTR I LP or the Transferor) are duly organized and validly existing in the jurisdictions in which they were organized and are duly qualified to transact business as foreign corporations and in good standing in the jurisdictions in which they transact business; (b) the due authorization, execution and delivery of the Reviewed Documents by the parties thereto (other than the Issuer, RTR I LP or the Transferor); (c) the full legal power and authority of the parties thereto to execute, deliver and perform their obligations under the Reviewed Documents; (d) that the Reviewed Documents constitute the legal, valid and binding obligations of the parties thereto, enforceable against each of them in accordance with its terms; (e) that none of the Reviewed Documents has been modified, supplemented or subject to any waiver;
(f) that the parties to the Reviewed Documents have acted in good faith, without notice of adverse claims, and have complied with all laws applicable to each of them, as the case may be, that affect the Transactions; (g) that the Transactions comply with all standards of good faith, fairness, public policy and conscionability required by law; (h) that with respect to the Transactions and the Reviewed Documents, sufficient consideration has been received by each of the parties in respect of their respective obligations thereunder; (i) the constitutionality and validity of all relevant laws, regulations and agency actions unless a reported case has otherwise held; (j) that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transactions and the Reviewed Documents; (k) that no recipient of this opinion has reason to beleive that the opinions set forth herein are incorrect or that there has been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence relating to the matters which are the subject of the Transactions and the Reviewed Documents; and (l) the fulfillment of and timely compliance by the parties thereto with all the terms and conditions of the Reviewed Documents and the accuracy of all representations and warranties contained therein.

         B. OPINIONS
            --------

         Based solely on and in reliance upon the foregoing and subject to the limitations, exceptions and qualifications set forth herein, we are of the opinion that:

         (1) when each Senior Note has been duly executed on the part of the Owner Trustee on behalf of the Issuer (subject to the terms thereof being otherwise in compliance with applicable law at such time), and has been duly authenticated by the Indenture Trustee, in each case in accordance with the terms of the




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             Indenture, and issued and delivered against payment therefor as contemplated in the Registration Statement and sold and delivered to the Underwriters in accordance with the provisions of the Underwriting Agreement, the Senior Notes will be legally issued, fully paid and non-assessable and will be binding obligations of the Issuer; and

         (2) the Indenture, when duly executed and delivered by the parties thereto in the form contemplated by the Registration Statement, will constitute a legally valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms.

         C. LIMITATIONS, EXCEPTIONS AND QUALIFICATIONS
            ------------------------------------------

         No opinion is expressed herein as to the enforceability of the obligations to the extent that enforceability of any rights, obligations and agreements is in any way affected or limited by: (a) applicable liquidation, conservatorship, bankruptcy, insolvency, moratorium, reorganization or similar debtor relief laws from time to time in effect under state and Federal law; (b) general principles of equity (whether considered in a proceeding in equity or at law); (c) the exercise of the discretionary powers of any court or other authority before which may be brought any proceeding seeking equitable remedies, including, without limitation, specific performance and injunctive relief; (d) the applicability of concepts of materiality, reasonableness, good faith and fair dealing; and (e) applicable fraudulent conveyance laws from time to time in effect.

         Our opinions expressed above are limited to the federal laws of the United States of America and the laws of the States of Delaware and New York (excluding, except as to the State of New York, the choice of law principles thereof), and we do not express any opinion herein concerning any other law or jurisdiction. Specifically and without limiting the generality of the preceding sentence, we express no opinion herein as to the applicability of or compliance with any federal or state securities laws, including without limitation the Securities Act of 1933, as amended, and the Trust Indenture Act of 1939, as amended.

         The opinions expressed herein are limited to the matters expressly set forth herein, and no opinion is to be inferred or implied beyond the matters so stated. Captions used in this opinion are for convenience only, and should not be regarded as having any independent meaning. This opinion is expressly subject to there being no material change in the law effective after the date hereof. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         We hereby consent to (a) the filing of this opinion as Exhibit 5.1 to the Registration Statement and (b) the reference to this firm under the heading "Legal Matters" in the prospectus contained within the Registration Statement, without admitting that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules or




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regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                                Very truly yours,

                                                /s/ Steel Hector & Davis LLP